EXHIBIT 11

         PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED

                            AND SUBSIDIARIES

                     COMPUTATION OF EARNINGS PER SHARE

       FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                   For the Fiscal Years Ended September 30,
                                   ----------------------------------------
                                          1995         1994         1993
                                      -----------  -----------  -----------

Earnings available for common         $21,421,227  $19,976,406  $14,183,536
                                      -----------  -----------  -----------

Average common shares outstanding      18,509,049   17,012,261   15,812,050

Additional dilutive effect of
 outstanding options (as determined
 by the application of the treasury
 stock method)                             54,281       60,520      127,950
                                      -----------  -----------  -----------
Average common shares outstanding as
 adjusted                              18,563,330   17,072,781   15,940,000
                                      -----------  -----------  -----------

Earnings per share, as adjusted             $1.15        $1.17         $.89
                                            =====        =====         ====

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This calculation is submitted in accordance with Regulation S-K item
601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.